EXHIBIT 23.9
June 12, 2008
CONSENT OF MERRILL LYNCH CAPITAL MARKETS (FRANCE) S.A.S.
We hereby consent to (i) the inclusion of our opinion letter, dated June 4, 2008, to the Board of Directors of Gaz de France S.A., as an Annex to the prospectus that forms a part of the Registration Statement on Form F-4 of Gaz de France S.A., as filed with the U.S. Securities and Exchange Commission (the “Prospectus”), relating to the proposed business combination transaction between Gaz de France S.A. and
Suez S.A. and (ii) the references in the Prospectus to such opinion and our firm under the headings:
·     “Summary — Opinions of Merrill Lynch and Lazard Frères, Financial Advisors to Gaz de France”; and
·     “The Merger — Background of the Merger”, “— Opinions of Gaz de France’s Financial Advisors — Opinion of Merrill Lynch”,
“— Opinions of Gaz de France’s Financial Advisors — Financial analyses used by Merrill Lynch and Lazard Frères”.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the
U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Very truly yours,

MERRILL LYNCH CAPITAL MARKETS (FRANCE) S.A.S.

By:	/s/ Bruno Hallak
	Name:	Bruno Hallak
	Title:	President